UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549




                                           FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.




  Commission File Number:  333-120966-17


    Credit Suisse First Boston Mortgage Securities Corporation
    Mortgage-Backed P/T Certificates,
    Series 2005-5  Trust

  (Exact name of Registrant as specified in its charter)




    c/o Wells Fargo Bank, N.A.
    9062 Old Annapolis Road
    Columbia, MD 21045
    (410) 884-2000



     (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


  1A1

  2A1

  2A10

  2A11

  2A12

  2A13

  2A14

  2A15

  2A16

  2A2

  2A3

  2A4

  2A5

  2A6

  2A7

  2A8

  2A9

  2X

  3A1

  3A2

  3A3

  3A4

  3A5

  3A6

  3A7

  4A1

  4A2

  5A1

  6A1

  6A2

  6A3

  6A4

  7A1

  AR

  ARL

  CB1

  CB2

  CB3

  CB4

  CB5

  CB6

  CP

  CX

  DB1

  DB2

  DB3

  DB4

  DB5

  DB6

  DP

  DX

  PP

  ES


  (Title of each class of securities covered by this Form)

     None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)           / /

     Rule 12g-4(a)(1)(ii)          / /

     Rule 12g-4(a)(2)(i)           / /

     Rule 12g-4(a)(2)(ii)          / /

     Rule 15d-6                    /X/

     Rule 12h-3(b)(1)(i)           /X/

     Rule 12h-3(b)(1)(ii)          / /

     Rule 12h-3(b)(2)(i)           / /

     Rule 12h-3(b)(2)(ii)          / /


  Approximate number of holders of record as of the certification or notice date:
                Less than 300 Holders




  Pursuant to the requirements of the Securities Exchange Act of 1934,

    Credit Suisse First Boston Mortgage Securities Corporation
    Mortgage-Backed P/T Certificates,
    Series 2005-5  Trust


  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: 01/20/2006
  By: /s/ Beth Belfield, Officer



  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.